Exhibit 10(iii)

ASSIGNMENT AGREEMENT

PARTIES:

Asia8, Inc, a Nevada registered company with business address at 2465 W. 12th Street, Tempe AZ 85281 6935, represented by its chairman and CEO, Eric Montandon (“BUYER”).

And:

Asian Dragon Entertainment and Gaming Corp Belize, and or its affiliates, successors or assigns, with registered office at 35 Barrack Rd, Belize City, Belize and Nova Park 80 – 164, Moo 9, Soi Sukrudee, Pattaya City, Chonburi 20260, Thailand, represented by its President Robert P. Sullivan and its Executive Vice President Nevill Hollands (“SELLER”).

WHEREAS;

SELLER has been granted an exclusive distribution contract for most of the world for various models of the “Trident Tri Car” (“Trident”) by its manufacturer KWOK SHUN DEVELOPMENT COMPANY, (Epower Cars) Zhejiang, China (the “Epower Contract” – Annex A). SELLER has invested a significant amount of time and capital into the formation of the Epower Contract and development of the Trident branded vehicles. BUYER has indicated a desire to acquire the right of first refusal to acquire the exclusive rights to distribute the Trident vehicles to twenty (20) countries of its choice. SELLER has agreed to grant the right of first refusal to sell and assign the rights to these countries to BUYER, under the terms and conditions herein.

THEREFORE:

This Agreement is witness that in consideration of the mutual promises and covenants contained herein and other notable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the SELLER and BUYER do hereby agree as follows:-

Article 1. Interpretation

a)	Definitions:

In this Agreement and the exhibits annexed hereto, the following terms shall have the respective meaning indicated below:

•

“BUYER” – Asia8, Inc., a publicly owned company registered under the laws of the State of Nevada, fully reporting to the US SEC as registered under rule 12(g) of the Securities Exchange Act of 1934 (“Exchange Act”);

•	“SELLER” – Asian Dragon Entertainment and Gaming Corp Belize, and or its President Robert Sullivan and Executive Vice President Nevill Hollands, and or its affiliates, successors or assigns.
•	“Agreement” - this Agreement and any schedules attached hereto;
•	“Annex” – Any exhibit or schedule referred to in this Agreement and attached, that are integral parts of this Agreement;
•	“Business day” - any calendar day except Friday or Saturday, or any statutory holiday observed in the United States;
•	“Effective date” - the date on which this Agreement was entered into and signed;
•	“Closing Date” – June 30, 2007

Exhibit 10(iii)

•	“Party” - either the Buyer or the Seller;
•	“Parties” - both the Buyer and the Seller;
•

“Trident Business” – the business of selling vehicles, selling and renting regional distributorships, and generating revenue in any other way using the rights granted under the Epower Trident Distribution Agreement.

•	“Written approval” or “Written Notice” – Mail, couriers, faxes or receipted emails sent by either party to the other.

Article 2. Consideration for Assignment

a)

BUYER will pay to SELLER the total amount of $65,000 (sixty-five-thousand US dollars) in cash to reimburse SELLER for Trident development and marketing costs incurred prior to the date of this agreement. Payment schedule will be in the form of waiver of $30,000 (thirty-thousand US dollars) in advances made to SELLER in April 2007 prior to this agreement, plus cash payments of $12,500 (twelve-thousand-five-hundred US dollars) on May 20, 2007, $12,500 (twelve-thousand-five-hundred US dollars) on June 10, 2007, and $10,000 (ten-thousand US dollars) on June 30, 2007.

a – 1) In return for this total amount paid, SELLER grants the BUYER lifetime exclusive distribution rights to sell the Trident vehicles in the United Arab Emirates, and right of first refusal to acquire the exclusive Trident selling rights to nineteen (19) other countries as listed in Annex B for a fixed cash fee of ten-thousand US Dollars ($10,000) per country, for a twenty-four (24) month period from the closing date.

Article 3. Terms and Conditions of Assignment of Rights to Buyer

a)

The SELLER hereby confirms that the BUYER has refusal rights to exclusive selling rights to the 19 countries listed, and can pay the $10,000 fee in two installments twenty-one (21) days and forty-two (42) days after the date of written confirmation that a country on the list is being taken by the BUYER.

b)	BUYER agrees to commit to a minimum order of forty (40) Trident vehicles per country confirmed in the first twelve (12) months after confirmation and fee payment is made to SELLER.
c)	BUYER agrees to pay SELLER twenty-five percent (25%) of any gross proceeds from sales of sub-franchises in any of the confirmed countries by BUYER.
d)

If SELLER desires to take over selling rights to any of the countries listed, it must give BUYER written notice and allow BUYER twenty-one (21) days to confirm that it is taking the rights to that country and to pay the 50% installment on the $10,000 fee owed to SELLER for that country.

e)

If BUYER does not confirm and does not make the 50% payment, SELLER has the right to eliminate that country from the rights granted to BUYER under this agreement. However, if the country is removed from the list by SELLER under the above condition, and the SELLER does not prove it is actively selling Trident vehicles or franchises in that country after 60 (sixty) days from its removal, the selling rights for that country revert back to the BUYER under the original terms.

f)

BUYER agrees to order or arrange all orders for vehicles for countries it has rights to directly from SELLER. SELLER agrees to charge a maximum profit margin on these orders of $100 (one-hundred US Dollars) per vehicle.

g)	BUYER and SELLER agree that certain countries listed can be substituted by other countries of BUYER’s choice if SELLER has not taken the replacement country and appointed a dealer in that country.

Exhibit 10(iii)

Article 4. Conditions and Representations

a)

The SELLER hereby confirms that it is the rightful and true owner of the assignable rights granted under the Epower Contract, and as such has the right to assign its rights, and to allow any assignee to sub-assign its rights.

b)	The SELLER hereby confirms that the rights granted under the Epower Contract have no lien(s) attached to them.

c)	The SELLER hereby confirms that the there are no outstanding liabilities related to the Epower contract that have not been disclosed to the BUYER.

d)

The SELLER unconditionally and irrevocably indemnifies the BUYER against all losses, damages, costs and expenses which the BUYER may now or in the future suffer or incur directly or indirectly from any undisclosed liability, breach or non-observance of a guaranteed obligation prior to the date of this agreement.

e)

The BUYER represents and warrants to the SELLER that each of the following statements is true and accurate at the date of this Agreement and will be true and accurate on the Closing Date, remaining in full force and effect on and after such Closing date:

i)	It has the power and the authority to enter into and perform its obligations under this Agreement and to carry out the transaction contemplated by this Agreement;
ii)	It has taken all necessary action to authorize its entry into and performance of this Agreement and to carry out the transaction contemplated by this Agreement;
iii)	Its obligations under this Agreement are valid and binding and enforceable against it in accordance with their terms.

f)

The BUYER acknowledges and agrees with the SELLER that it has had the opportunity to, and has, conducted due diligence investigations in relation to the Epower Contract attached as Annex A, and has had the opportunity to raise such enquiries with appropriate authorities as it considered necessary in relation to the Agreement.

Article 5. Valuation

a)

The Consideration has been agreed on by both parties, but both parties agree that the price bears no relationship to any audited value of the assets, earnings, book value or to other recognized criteria of value for the Epower Contract or the refusal rights being granted under this agreement.

Article 6. Default

a)

Default occurs under certain conditions listed below, but can only be considered default if the party in breach is notified in writing, and does not rectify the breach to the other party’s satisfaction within 15 (fifteen) days of notice being given.

Exhibit 10(iii)

1.	SELLER is in default if:

•

Any of the rights to the Epower Contract are lost, diverted, or taken away by the manufacturer, or changed significantly to the detriment of the BUYER, for reasons and circumstances under the control of SELLER.

•	Any representations made in Article 4 above are breached.
•	Any commitments made to BUYER in Article 3 above are breached.

If SELLER is notified of default and does not rectify in 15 days, BUYER can reverse this agreement and be entitled to repayment by SELLER of 50% (fifty percent) of all funds paid to SELLER as of the date of default.

2.	BUYER is default if:

•	It fails to fulfill any of its obligations under this contract, including but not limited to paying the initial fees and commissions in a timely manner.
•	Any representations made in Article 4 above are breached.

If BUYER is notified of default and does not rectify in 15 days, SELLER can terminate this agreement, and be entitled to all rights under the Epower Contract with no obligation to return any of the funds expended by BUYER prior to the termination. However, in this condition of default, SELLER must honor any specific country selling rights and sub-franchises owned or sold by BUYER and paid for to SELLER as per the conditions in Article 3 above.

Article 7. Closing Date

All parties hereby agree that the transaction described herein shall be finalized and completed on June 30, 2007.

Article 9. Governing Law

Both Parties agree to resolve any dispute by arbitration of Hong Kong Chamber of Commerce. In such case where a dispute cannot be arbitrated by the Chamber of Commerce, the matter will be resolved by the Courts of the United States.

Entire Agreement

This Agreement, together with any agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral between the parties. Except as expressly provided in this Agreement, there are no representations, warranties conditions, other agreements or acknowledgements, whether direct or collateral, express or implied that form part of or affect this Agreement.

Exhibit 10(iii)

In witness whereof, each party hereto has caused this Agreement to be duly executed as of May 1, 2007 by the officers authorized in that behalf.

The SELLER:	The BUYER:

/s/ Robert P. Sullivan	/s/ Eric Montandon
Robert P. Sullivan	Eric Montandon
Passport Number	Passport number
Country	Country

/s/ Nevill Hollands

Nevill Hollands

Passport number

Country

Witness Signature _________________________

Name: